Exhibit 10.17

Asante Solutions, Inc.

Non-Employee Director Compensation Policy

The purpose of this Non-Employee Director Compensation Policy (the “Policy”) of Asante Solutions, Inc., a Delaware corporation (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries (“Outside Directors”). In furtherance of the purpose stated above, all Outside Directors shall be paid compensation for services provided to the Company as set forth below:

I.	Cash Retainers

(a)	Annual Retainer for Board Membership: $35,000 for general availability and participation in person and telephonic meetings of our Board of Directors.

(b)	Additional Retainers for Committee Membership:

Audit Committee Chairperson:	$15,000

Audit Committee member:	$7,500

Compensation Committee Chairperson:	$10,000

Compensation Committee member:	$5,000

Nominating and Corporate Governance Committee Chairperson:	$7,000

Nominating and Corporate Governance Committee member:	$3,500

(c)	Additional Retainers for Chairperson of the Board: $25,000 to acknowledge the additional responsibilities and time commitment of the Chairperson role.

II.	Equity Retainers

All grants of equity retainer awards to Outside Directors pursuant to this Policy will be automatic and nondiscretionary and will be made in accordance with the following provisions:

(a) Value. For purposes of this Policy, “Value” means with respect to (i) any award of stock options the grant date fair value of the option (i.e., Black-Scholes value) determined in accordance with the reasonable assumptions and methodologies employed by the Company for calculating the fair value of options under ASC 718; and (ii) any award of Restricted Stock Units the product of (A) the fair market value of one share of the Company’s common stock on the grant date, and (B) the aggregate number of shares pursuant to such award.

(b) Revisions. The Compensation Committee in its discretion may change and otherwise revise the terms of awards to be granted under this Policy, including, without limitation, the number of shares subject thereto, for awards of the same or different type granted on or after the date the Compensation Committee determines to make any such change or revision.

(c) Sale Event Acceleration. In the event of a Sale Event (as defined in the Company’s 2015 Stock Option and Incentive Plan), the equity retainer awards granted to Outside Directors pursuant to this Policy shall become 100% vested and exercisable.

(d) Initial Grant. Upon initial election to the Board, each new Outside Director will receive an initial, one-time grant of a non-statutory stock option (the “Initial Grant”) equal to 0.075% of the Company’s fully-diluted outstanding stock after the Company’s initial public offering, with an exercise price equal to the closing price of the Company’s common stock on the date of grant, and a term of ten years, that vests annually over three years; provided, however, that all vesting ceases if the director resigns from our Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting. This Initial Grant applies to Outside Directors who are first elected to the Board effective as of or subsequent to the Company’s initial public offering.

(e) Annual Grant. On the date of the Company’s Annual Meeting of Stockholders, each Outside Director who is re-elected to the Board of Directors at the Annual Meeting will receive a grant of a non-statutory stock option on the date of such Annual Meeting (the “Annual Grant”) equal to 0.025% of the Company’s fully-diluted outstanding stock after the Company’s initial public offering, with an exercise price equal to the closing price of the Company’s common stock on the date of grant, and a term of ten years, that vests in full on the one-year anniversary of the grant date; provided, however, that all vesting ceases if the director resigns from our Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting.

III.	Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by Outside Directors in attending meetings of the Board or any Committee thereof.

Date Policy Approved:	December 10, 2014